News Release

April 30, 2010

Greer Bancshares Incorporated

1111 West Poinsett Street

Greer, SC 29650

For Immediate Release

For Additional Information

Contact: Ken Harper

Phone: (864) 848-5104

Greer Bancshares Incorporated Reports First Quarter 2010 Earnings

GREER, SC --Greer Bancshares Incorporated, the parent company of Greer State Bank, today reported net income of $220,000 before TARP-related costs of $159,000, resulting in net income available to common shareholders of $61,000, or $0.02 per diluted share of common stock, for the quarter ended March 31, 2010. These first quarter 2010 earnings compare to the Company's net loss of $36,000 before TARP-related costs and net loss of $141,000 attributed to common shareholders after TARP-related costs, or $(0.06) per diluted share of common stock, for the first quarter ended March 31, 2009.

First quarter 2010 earnings were primarily attributed to continued net interest margin improvement and realized gains from the investment portfolio. These favorable factors were sufficient to offset significant increases in the loan loss provision, FDIC deposit insurance assessments and other real estate owned and foreclosure expenses during the first quarter of 2010 compared to the same period in 2009.

The allowance for loan losses increased to 2.18% of total loans as of March 31, 2010, from 2.05% as of December 31, 2009. Additional contributions to the allowance continue to be required based upon management's assessment of loan credit risks, which is reflective of the lingering effects of the recession within our local economy. Non-performing assets largely consist of loans related to real estate development or to homebuilders. We are encouraged by recent reports reflecting improvement in real estate sales activity. However, we will continue to work to further strengthen the Bank's loan loss reserves in order to ride out this economic recovery process as necessary.

Deposit growth was another highlight of the first quarter of the year, with an increase in core deposits of approximately $13,500,000 from December 31, 2009 to March 31, 2010. This deposit growth enabled continued reduction in brokered deposits and the retirement of certain Bank borrowings.

Greer State Bank's asset base stands at $461 million as of March 31, 2010, in comparison to total assets of approximately $480 million as of March 31, 2009.

Ken Harper, President and Chief Executive Officer reports: "While we see some early signs of economic recovery in our market, our emphasis on the reduction of non-performing assets levels will take priority over asset growth through the remainder of 2010. We also look to continue to preserve and enhance shareholder value through appropriate loan loss provision decision-making and by maintaining emphasis on core deposit growth strategies, which should both serve to position the Company for success in the second half of 2010 and in 2011."

Greer State Bank is now in its twenty-second year of operations and serves the greater Greer community with three branch offices and a fourth branch office in the Taylors community. Greer Bancshares Incorporated trades in the over the counter market and is quoted on the OTC Bulletin Board under the symbol GRBS.

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This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. The words "may," "will," "anticipate," "should," "would," "believe," "contemplate," "expect," "estimate," "continue," "may," and "intend," as well as other similar words and expressions, are intended to identify forward-looking statements. Actual results may differ materially from the results discussed in the forward-looking statements. The Company's operating performance is subject to various risks and uncertainties including, without limitation:

  significant increases in competitive pressure in the banking and financial services industries;

  reduced earnings due to higher credit losses owing to economic factors, including declining home values, increasing interest rates, increasing unemployment, or changes in payment behavior or other causes;

  the concentration of our portfolio in real estate based loans and the weakness in the commercial real estate market;

  increased funding costs due to market illiquidity, increased competition for funding or other regulatory requirements;

  market risk and inflation;

  level, composition and re-pricing characteristics of our securities portfolios;

  availability of wholesale funding;

  adequacy of capital and future capital needs;

  our reliance on secondary sources of liquidity such as FHLB advances, federal funds lines of credit from correspondent banks and brokered time deposits, to meet our liquidity needs;

  changes in the interest rate environment which could reduce anticipated or actual margins;

  changes in political conditions or the legislative or regulatory environment, including recently enacted and proposed legislation;

  adequacy of the level of our allowance for loan losses;

  the rate of delinquencies and amounts of charge-offs;

  the rates of loan growth;

  adverse changes in asset quality and resulting credit risk-related losses and expenses;

  general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality;

  changes occurring in business conditions and inflation;

  changes in technology;

  changes in monetary and tax policies;

  loss of consumer confidence and economic disruptions resulting from terrorist activities;

  changes in the securities markets; and

  other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

For a description of factors which may cause actual results to differ materially from such forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2009, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made. The Company undertakes no obligation to update any forward-looking statements made in this release.